Exhibit 15

Securities and Exchange Commission450
Fifth Street, N.W.Washington,
D.C. 20549

Commissioners:

We are aware that our report dated November 15, 2004 on our review of interim financial information of Protective Life Insurance Company and subsidiaries (the “Company”) for the three and nine month periods ended September 30, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 is incorporated by reference in the Company’s registration statement on Form S-3 (File No. 333-100944)dated May 5, 2003.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Birmingham, Alabama
November 15, 2004